                                                                       EXHIBIT 5

                               November 17, 1998



Associated Banc-Corp
1200 Hansen Road
P.O. Box 13307
Green Bay, WI 54307

Gentlemen:                    Re: Registration Statement on Form S-4

     We have acted as counsel for Associated Banc-Corp, a Wisconsin corporation (the "Company"), in connection with the issuance by the Company of up to 800,000 shares of Common Stock, par value $.01 per share, of the Company (the "Shares"). The Shares will be issued to the shareholders of Windsor Bancshares, Inc. ("Windsor") pursuant to the Agreement and Plan of Merger, dated as of October 1, 1998 (as amended, the "Merger Agreement"), by and between the Company and Windsor.

     In such capacity, we have examined, among other documents, the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on the date hereof or shortly hereafter (the "Registration Statement"), including the Proxy Statement/Prospectus contained therein, to effect the registration of the Shares under the Securities Act of 1933, as amended (the "Act"). In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies and the capacity of each party executing a document to so execute such document.

     Based upon the foregoing, and upon such further examination as we have deemed relevant and necessary, we are of the opinion that the Shares have been legally and validly authorized under the Articles of Incorporation of the Company and the laws of the State of Wisconsin and, when issued and delivered to the shareholders of Windsor pursuant to the Merger Agreement and as provided under applicable Wisconsin law, the Registration Statement and the Company's Articles of Incorporation and By-Laws, will be validly issued and outstanding and fully

Associated Banc-Corp
November 17, 1998
Page 2

paid and nonassessable, except as set forth in section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as interpreted.

     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

     We hereby consent to the use of our name beneath the caption "Legal Opinions" in the Proxy Statement/Prospectus forming part of the Registration Statement and to the filing of a copy of this opinion as an exhibit thereto. In giving our consent, we do not admit that we are "experts" within the meaning of section 11 of the Act or within the category of persons whose consent is required by section 7 of the Act.

                              Yours very truly,

                              REINHART, BOERNER, VAN DEUREN,
                                 NORRIS & RIESELBACH, s.c.

                              BY  /s/ James M. Bedore

                                          James M. Bedore